Exhibit 99.2


                  IN THE SUPREME COURT OF THE STATE OF NEW YORK
                                COUNTY OF QUEENS

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                                          :
HERBERT SILVERBERG,                       :        Civil Action No. 5535/2000
                                          :
                    Plaintiff,            :
                                          :
         v.                               :
                                          :
DIME BANCORP., INC.; HUDSON UNITED        :
BANCORP; LAWRENCE TOAL; DERRICK D.        :
CEPHAS; RICHARD W. DALRYMPLE; FRED        :
B. KOONS; MARGARET OSMER-MCQUADE;         :
HOWARD SMITH; FREDERICK C. CHEN; J.       :
BARCLAY COLLINS II; JAMES F. FULTON;      :
VIRGINIA M. KOPP; JAMES M. LARGE, JR.;    :
JOHN MORNING; SALLY HERNANDEZ-            :
PINERO; PAUL A. QUALBEN; EUGENE G.        :
SCHULZ, JR.; NORMAN R. SMITH; and IRA     :
T. WENDER,                                :
                                          :
                    Defendants.           :
                                          :
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                                    COMPLAINT

         Plaintiff alleges upon information and belief, except as to paragraph 1 which is alleged upon personal knowledge, as follows:

                                   THE PARTIES

         1. Plaintiff is the owner of shares of the common stock of Dime Bancorp., Inc. ("Dime" or the "Company") and has been the owner of such shares continuously since prior to the wrongs complained of herein. Plaintiff is a resident of Queens County, New York.

         2. Dime is a Delaware corporation with its executive offices at 589 Fifth Avenue, New York, New York. Dime is a holding company for the Dime Savings Bank of New York,


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JSB, which engages in banking activities in the State of New York. The Company's business segments are retail banking, commercial banking, mortgage banking, and investment portfolio.

         3. Defendant Lawrence J. Toal is and at all times relevant hereto has been President, Chairman of the Board, Chief Operating Officer, and Chief Executive Officer of Dime.

         4. Defendants Derrick D. Cephas, Richard W. Dalrymple, Fred B. Koons, Margaret Osmer-McQuade, Howard Smith, Ira T. Wender, Frederick C. Chen, J. Barclay Collins II, James F. Fulton, Virginia M. Kopp, James M. Large, Jr., John Morning, Sally Hernandez-Pinero, Paul A. Qualben, Eugene G. Schulz, Jr., and Norman R. Smith are and at all times relevant hereto have been directors of Dime.

         5. The individual defendants are in a fiduciary relationship with plaintiff and the other public stockholders of Dime, and owe plaintiff and the other members of the class the highest obligations of good faith, fair dealing, due care, loyalty and full and candid disclosure.

         6. Hudson United Bancorp ("Hudson") is a holding company for Hudson United Bank, Lafayette American Bank and Bank of the Hudson.

                            CLASS ACTION ALLEGATIONS

         7. Plaintiff brings this action on his own behalf and as a class action, pursuant to New York Civ. Prac. Laws & R.ss. 901, on behalf of the holders of Dime common stock (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants.

         8. This action is properly maintainable as a class action because:

            (a) The Class is so numerous that joinder of all members is impracticable. There are approximately 110.9 million shares of Dime common stock outstanding.



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            (b) There are common questions of law and fact, including the following:

                (1) Whether the defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the other members of the Class; and

                (2) Whether the Class is entitled to injunctive relief as a result of the wrongful conduct committed by defendants.

            (c) Plaintiff is committed to prosecuting this action, and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class, and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

            (d) Defendants have acted on grounds generally applicable to the Class with respect to thee matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

                             SUBSTANTIVE ALLEGATIONS

         9. On or about September 15, 1999, Dime entered into a merger agreement with Hudson which was subsequently restated and amended on or about December 27, 1999. Dime will be the surviving entity and will be renamed Dime United Bancorp, Inc.

         10. Under the terms of the merger agreement with Hudson, each Dime stockholder will receive 0.60255 shares of Dime United stock for reach share of existing Dime stock. Hudson shareholders will receive 1.0 share of Dime United stock for each share of Hudson common stock held. After the merger, Dime stockholders will own 56% of Dime United, and Hudson stockholders will own 44% of the combined entity. Dime's shareholder meeting to vote



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upon the Hudson merger agreement is set for March 15, 2000. Since the merger announcement in September of 1999, Hudson's shares have declined in value by 31%.

         11. In connection with the Hudson merger agreement, Dime and Hudson entered into a Stock Option Agreement designed to discourage third party bids for Dime. Under the Stock Option Agreement, Hudson can purchase up to 19.9% of Dime's common stock for $17.75 per share (the "Lock-up Option"). The Lock-up Option is generally triggered if either (a) a third party acquires beneficial ownership of 25% or more of Dime's outstanding common stock, or (b) Dime enters into a merger agreement with a third party or the Company's board of directors recommends a merger or similar transaction other than the Hudson transaction.

         12. If Dime subsequently consummates an alternative transaction, or over 50% of Dime is acquired by a third party, Hudson may force Dime to repurchase the Lock-up Option and all or any part of the shares issued under the Option from Hudson. In addition, Hudson may surrender the Lock-up Option and any shares issued under the Lock-up Option for a cash fee to be paid by Dime equal to $50 million.

         13. Moreover, in connection with the Hudson merger agreement, the individual defendants will reap significant financial rewards. All outstanding stock options issued under Dime's employee and director benefit plans that are not exercisable will become exercisable because completion of the merger will constitute a "change in control" under the terms of these plans. In addition, any restrictions on restricted stock will also lapse at the completion of the Hudson merger. The Dime options, stock appreciation rights, and restricted stock that are expected to become exercisable or vest in connection with the Hudson merger have a value estimated at $4.78 million.



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         14. Dime United will assume defendant Toal's employment agreement, which was renegotiated after the merger agreement was executed. Toal's salary will be at least $900,000 per year, with a target bonus of at least half that amount. Toal will also be granted options to buy 150,000 shares of Dime United common stock. Also, Dime's senior management will retain control of Dime United.

         15. In early March 2000, North Fork Bancorp ("North Fork"), a holding company for North Fork Bank, which operates full-service branches in the New York metropolitan area, contacted Dime to discuss an alternative proposal to purchase the Company. North Fork then announced its intent to commence a $1.88 billion tender offer to acquire Dime in a combination of cash and stock. Dime shareholders would get 0.9302 shares of North Fork common stock and $2.00 in cash for each Dime share, or $17.00 based upon North Fork's closing price on March 3, 2000. North Fork's proposal represents over a 31% premium to Dime's closing price on March 3, 2000. In addition, North Fork's offer represents a 41% premium to the consideration Dime shareholders will receive under the Hudson merger. It is doubtful that Dime's senior management would retain their offices if North Fork acquires Dime.

         16. The individual defendants have rejected North Fork's offer. Defendant Toal stated publicly, "North Fork's offer is an attempt to destroy a transaction that is in the best interests of Dime, its shareholders, and the communities is serves. We are strongly committed to the [Hudson] transaction."

         17. On March 7, 2000, Bloomberg reported that North Fork has filed suit against Dime and Hudson over the planned merger. The article states:






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                           Melville, New York-based North Fork, which has
                  offered to buy Dime for about $1.79 billion in stock and cash, says in the suit that its bid represents "a 41-percent premium over the implied value" to Dime shareholders of the Dime-Hudson merger, but that a so-called "no-talk" agreement with Hudson precludes Dime's directors from negotiating with anyone else.
                           "North Fork is not even in the position to invite
                  Dime to enter into discussions (because of) the possibility that Dime or Hudson could allege that North Fork is improperly interfering with the merger agreement," North Fork says in the suit.
                           The company contends Dime directors are in violation
                  of their duties to shareholders by ignoring the better offer. North Fork is seeking a court order invalidating the "no-talk" provision of the merger agreement. Dime stock owners will vote on the merger March 15.

         18. The Lock-up Option is designed to compensate Hudson in the event the merger agreement is terminated pursuant to paragraph 11 above. Hudson's potential profit from the Lock-up Option does not represent a reasonable estimate of the damages it would incur as a result of the termination of the merger agreement. The Lock-up Option is not designed to benefit Dime's shareholders. Indeed, it may discourage North Fork from increasing its offer because Hudson will benefit substantially from any such increase. The Lock-up Option is unenforceable because, among other things, it inhibits the ability of Dime's directors to negotiate with North Fork for a higher offer which will enure to the benefit of Dime's shareholders.

         19. In light of the North Fork offer, which is vastly superior to the merger agreement with Hudson, the individual defendants have a fiduciary duty to inform themselves fully about North Fork's offer and to negotiate with North Fork to improve the offer. By rejecting North Fork's offer out-of-hand, the individual defendants have violated their fiduciary duties of loyalty and due care owed to Dime's shareholders.



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         20. The individual defendants have refused to enter into any negotiations with North Fork in an attempt to entrench themselves in their offices with the Company and Dime United and to protect their substantial salaries and prestigious positions. The individual defendants' placement of their own interests ahead of the interests of Dime shareholders is in violation of their fiduciary duties of loyalty and good faith.

         21. Defendant Hudson has knowingly aided and abetted the breaches of fiduciary duty committed by the other defendants to the detriment of Dime's shareholders. Hudson is a party to and beneficiary of the unenforceable Lock-up Option. Hudson and its stockholders are the intended beneficiaries of the wrongs complained of herein and would be unjustly enriched absent relief in this action.

         22. As a result of the actions of defendants, plaintiff and the other members of the Class will be prevented from obtaining fair consideration for their shares of Dime common stock unless defendants are enjoined from committing the wrongs complained of herein.

         23. Plaintiff has no adequate remedy at law.

             WHEREFORE, plaintiff demands judgment against defendants as follows:

               A. Declaring this to be a proper class action and designating plaintiff as class representative;

               B.   Rescinding the Lock-up Option granted to Hudson;

               C. Preliminarily and permanently enjoining defendants from taking any steps to give effect to the Lock-up Option pending rescission thereof;

               D. Enjoining preliminarily and permanently the merger agreement between Dime and Hudson;



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               E.   To the extent, if any, that the Hudson merger is consummated prior to the entry of this Court's final judgment, rescinding the same or awarding rescissory damages to the Class;

               F. Directing that defendants account to plaintiff and the Class for all damages caused them and account for all profits and any special benefits obtained by defendants as a result of their unlawful conduct;

               G. Awarding plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and

               H. Granting such other and further relief as the Court deems appropriate.

Dated: New York, New York
       March 8, 2000

                                            THE LAW FIRM OF HARVEY GREENFIELD



                                            By:  /s/ Harvey Greenfield
                                               ---------------------------------
                                                 Harvey Greenfield (HG5746)
                                                 Laura M. Perrone (LP9918)
                                                 60 East 42nd Street, Suite 2001
                                                 New York, New York 10165
                                                 (212) 949-5500




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